      							OMB Number			3235-0104
								Expires:	September 30, 1998
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			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Hall, David M.
	(Last)		(First)		(Middle)
	2260 Douglas Boulevard, Ste. 280, Roseville, CA 95661

2.	Date of Event Requiring Statement (Month/Day/Year) 8/1/98

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Issuer Name and Ticker or Trading Symbol:   Waste Connections, Inc.
(WCNX)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____   10% Owner

	__XX__ Officer (give		____ Other (specify
          title below)			  below)
		Vice President - Business Development

6.	If Amendment, Date of Original (Month/Day/Year):  	8/10/98

7.	Individual or Joint/Group Filing (Check Applicable line)

	XX   Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 2 of 5 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security: Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	4,000

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  D

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________

___________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (7-96)

FORM 3 (continued)							Page 3 of 5 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security:   Incentive Stock Option

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	No. of Shares	Date Exercisable		Expiration Date
	5,517		10/1/98					7/7/2008
	5,517		10/1/99					7/7/2008
	5,517		10/1/2000					7/7/2008

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock
	Amount or Number of Shares:  16,551

4.	Conversion or Exercise Price of Derivative Security 	$18.125

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5):   D

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

FORM 3 (continued)							Page 4 of 5 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security:   Nonqualified Stock Option

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	No. of Shares	Date Exercisable		Expiration Date
	11,150		10/1/98					7/7/2008
	11,150		10/1/99					7/7/2008
	11,149		10/1/2000					7/7/2008

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)


	Title: Common Stock
	Amount or Number of Shares:  33,449

4.	Conversion or Exercise Price of Derivative Security 	$18.125

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5):   D

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

FORM 3 (continued)							Page 5 of 5 Pages

Explanation of Responses:


							/s/ David M. Hall
							**Signature of Reporting Person
								David M. Hall

							Date:   6/21/99



**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


CSR\5119\027\1050699.01